Exhibit 99.1

News Release
Analysts and Media Contact:
Susan Giles (972) 855-3729

Atmos Energy Corporation Promotes
David Park to Senior Vice President of Utility Operations

DALLAS (October 28, 2016)-Atmos Energy Corporation (NYSE: ATO) said today that David Park has been promoted to senior vice president of utility operations, effective January 1, 2017. In his new role, Park will be responsible for the operations of Atmos Energy’s six utility divisions in eight states, as well as gas supply.

“David has broad experience in engineering, operations and rates and regulatory areas, and currently serves as President of the West Texas Division. He will continue the emphasis we place on the success of all our utility divisions, making our safe system even safer, and delivering exceptional customer service,” said Michael E. Haefner, President and COO of Atmos Energy Corporation.

Park, 45, has been with the company more than 20 years, having started his career with Lone Star Gas Company in 1994. Before being named President of the West Texas Division, he was Vice President of Rates and Regulatory Affairs in the Mid-Tex Division, and previously held positions in Engineering and Public Affairs.

Park is a graduate of Texas A&M University and is a registered professional engineer. He has been active in a number of community organizations throughout his career with Atmos Energy, including the United Way and Chamber of Commerce in both Bryan-College Station and Lubbock, Texas. David is currently chair of the Texas Gas Association.

About Atmos Energy

Atmos Energy Corporation, headquartered in Dallas, is the country's largest natural-gas-only distributor, serving over three million natural gas distribution customers in over 1,400 communities in eight states from the Blue Ridge Mountains in the East to the Rocky Mountains in the West. Atmos Energy also manages company-owned natural gas pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas and provides natural gas marketing and procurement services to industrial, commercial and municipal customers primarily in the Midwest and Southeast. For more information, visit www.atmosenergy.com.

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